Exhibit 3.1
AMENDED
ARTICLES OF INCORPORATION
OF
THE J. M. SMUCKER COMPANY
     FIRST. The name of the Company is The J. M. Smucker Company.
     SECOND. The place in Ohio where its principal office is located is the City of Orrville, in Wayne County.
     THIRD. The purpose or purposes of the Company are:
     (a) To manufacture, preserve, can, pack, purchase, sell, import, export, store, hold, use, distribute, transport; and deal in and with food products, food by-products, and containers therefor;
     (b) To manufacture, to purchase, lease, or otherwise acquire, to hold and use, to sell, lease, or otherwise dispose of, and to deal in or with personal property of any description and any interest therein;
     (c) To purchase, lease, or otherwise acquire, to invest in, hold, use, and encumber, to sell, lease, exchange, transfer, or otherwise dispose of, and to construct, develop, improve, equip, maintain, and operate structures and real property of any description and any interest therein;
     (d) To borrow money, to issue, sell, and pledge its notes, bonds, and other evidences of indebtedness, to secure any of its obligations by mortgage, pledge, or deed of trust of all or any of its property, and to guarantee and secure obligations of any person, all to the extent necessary, useful, or conducive to carrying out any of the purposes of the Company;
     (e) To invest its funds in any shares or other securities of another corporation, business, or undertaking or of a government, governmental authority, or governmental subdivision; and
     (f) To do whatever is deemed necessary, useful, or conducive to carrying out any of the purposes of the Company and to exercise all other authority enjoyed by corporations generally by virtue of the provisions of Chapter 1701 of the Ohio Revised Code.
     FOURTH. The authorized number of shares of the Company is 156,000,000 consisting of 6,000,000 serial preferred shares without par value (“Serial Preferred Shares”) and 150,000,000 common shares without par value (“Common Shares”). This Article Fourth may be amended by the Board of Directors without shareholder approval as permitted by Chapter 1701 of the Ohio Revised Code; as it may be amended from time to time.

DIVISION I
Express Terms of Serial Preferred Shares
     The Serial Preferred Shares may be issued from time to time in series. Each Serial Preferred Share of any one series shall be identical with each other share of the same series in all respects, except as to the date from which dividends thereon shall be cumulative; and all Serial Preferred Shares of all series shall rank equally and shall be identical, except that there may be variations in respect of the dividend rate, the dates of payment of dividends and the dates from which they are cumulative, redemption rights and price, sinking fund requirements, conversion rights, liquidation price, and restrictions on the issuance of shares of the same series or of any other class or series. Subject to the requirement that all Serial Preferred Shares shall be identical in respect of voting rights and rights of alteration of express terms, the Board of Directors, without any further action by the shareholders, may, at any time and from time to time, adopt an amendment or amendments to these Amended Articles of Incorporation, or adopt further Amended Articles of Incorporation, in respect of any Serial Preferred Shares that constitute unissued or treasury shares at the time of such adoption for the purpose of dividing any or all of such Serial Preferred Shares into such series as the Board of Directors shall determine and fix the express terms of any such series of Serial Preferred Shares, which may include statements specifying:
     (a) Dividend rights, which may be cumulative or non-cumulative, at a specified rate, amount, or proportion, with or without further participation rights, and in preference to, junior to, or on a parity in whole or in part with dividend rights of shares of any other class or series;
     (b) Redemption rights and price;
     (c) Sinking fund requirements, which may require the Company to provide a sinking fund out of earnings or otherwise for the purchase or redemption of such shares or for dividends thereon;
     (d) Voting rights, which may be full, limited or denied, except as otherwise required by law;
     (e) Conversion rights;
     (f) Liquidation rights, preferences, and price; and
     (g) Restrictions on the issuance of shares of any class or series of the Company.
DIVISION I-A
SERIES A JUNIOR PARTICIPATING PREFERRED SHARES
     Section 1. There is established hereby a series of Serial Preferred Shares that shall be designated Series A Junior Participating Preferred Shares (hereinafter sometimes called this “Series” or the “Series A Junior Participating Preferred Shares”) and that shall have the terms set forth in this Division I-A.

     Section 2. The number of shares of this Series shall be 1,500,000.
     Section 3. a) The holders of record of Series A Junior Participating Preferred Shares shall be entitled to receive, when and as declared by the Directors in accordance with the terms hereof, out of funds legally available for the purpose, cumulative quarterly dividends payable in cash on the first day of March, June, September, and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Junior Participating Preferred Share or fraction of a Series A Junior Participating Preferred Share. Such quarterly dividend payments shall be in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 per share or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in Common Shares, or a subdivision of the outstanding Common Shares (by reclassification or otherwise)), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Junior Participating Preferred Share or fraction of a Series A Junior Participating Preferred Share. In the event the Company shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
     Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Participating Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Junior Participating Preferred Shares, unless (i) the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or (ii) the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. No dividends shall be paid upon or declared and set apart for any Series A Junior Participating Preferred Shares for any dividend period unless at the same time a dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared and set apart for all Serial Preferred Shares of all series then outstanding and entitled to receive such dividend. The Directors may fix a record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 40 days prior to the date fixed for the payment thereof.

     Section 4. The Series A Junior Participating Preferred Shares are not redeemable.
     Section 5. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (hereinafter referred to as a “Liquidation”), no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon Liquidation) to the Series A Junior Participating Preferred Shares, unless, prior thereto, the holders of Series A Junior Participating Preferred Shares shall have received at least an amount per share equal to 100 times the then applicable Purchase Price as defined in the Rights Agreement dated as of May 20, 2009, between the Company and Computershare Trust Company, N.A., as the same may be from time to time amended in accordance with its terms (which Purchase Price is $140.00 as of May 20, 2009), subject to adjustment from time to time as provided in the Rights Agreement, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of Series A Junior Participating Preferred Shares shall be entitled to receive at least an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares (the “Series A Junior Participating Preferred Shares Liquidation Preference”).
     (b) In the event, however, that the net assets of the Company are not sufficient to pay in full the amount of the Series A Junior Participating Preferred Shares Liquidation Preference and the liquidation preferences of all other series of Serial Preferred Shares, if any, which rank on a parity with the Series A Junior Participating Preferred Shares as to distribution of assets in Liquidation, all shares of this Series and of such other series of Serial Preferred Shares shall share ratably in the distribution of assets (or proceeds thereof) in Liquidation in proportion to the full amounts to which they are respectively entitled.
     (c) In the event the Company shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event pursuant to the proviso set forth in paragraph (a) above, shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
     (d) The merger or consolidation of the Company into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Company, shall not be deemed to be a Liquidation for the purpose of this Section 5.
     Section 6. The Series A Junior Participating Preferred Shares shall not be convertible into Common Shares.

DIVISION II
Express Terms of Common Shares
     SECTION 1. Except as expressly set forth in Section 2 of this Division II, each outstanding Common Share shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders for their vote, consent, waiver, release, or other action, including any vote or consent for the election or removal of directors.
     SECTION 2. (a) Notwithstanding Section 1 of this Division II, each outstanding Common Share shall entitle the holder thereof to ten votes on each of the following matters properly submitted to the shareholders to the extent such matters (x) are required under the Ohio Revised Code, any provisions of these Amended Articles of Incorporation or the Regulations of the Company or applicable stock exchange rules, to be submitted to the shareholders for their vote, consent, waiver or other action or (y) are submitted or presented to the shareholders for their vote, consent waiver or other action: (1) any matter that relates to or would result in the dissolution or liquidation of the Company, whether voluntary or involuntary, and whether pursuant to Section 1701.86 or 1701.91 of the Ohio Revised Code or otherwise, (2) the adoption of any amendment to these Amended Articles of Incorporation, or the Regulations of the Company, or the adoption of Amended Articles of Incorporation, other than the adoption of any amendment or Amended Articles of Incorporation that increases the number of votes to which holders of Common Shares are entitled or expand the matters to which this Section 2(a) applies, (3) any proposal or other action to be taken by the shareholders of the Company, whether or not proposed by the shareholders of the Company, and whether proposed by authority of the Board of Directors or otherwise, relating to the Amended and Restated Rights Agreement, dated as of August 28, 2000, as it may be amended from time to time pursuant to its terms, or any successor plan, (4) any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement or agreement, (5) adoption of any agreement or plan of or for the merger, consolidation, or majority share acquisition of the Company or any subsidiary with or into any other person, whether domestic or foreign, corporate, or noncorporate, or the authorization of the lease, sale, exchange, transfer or other disposition of all, or substantially all, of the Company’s assets, (6) any matter submitted to the shareholders pursuant to Article Fifth or Article Seventh of these Amended Articles of Incorporation, as they may be further amended, or any issuance of shares of the Company for which shareholder approval is required by applicable stock exchange rules or (7) any matter relating to the issuance of shares of the Company, or the repurchase of shares of the Company that the Board of Directors determines is required or appropriate to be submitted to the shareholders under the Ohio Revised Code or applicable stock exchange rules, except that:
     (i) no holder of Common Shares shall be entitled to exercise more than one vote on any such matter in respect of any Common Share with respect to which there has been a change in beneficial ownership following the Effective Time of the Merger (as such terms are defined in the Transaction Agreement, dated as of June 4, 2008, as it may be amended from time to time (the “Transaction Agreement”), by and among The Procter & Gamble Company, The Folgers Coffee Company, Moon Merger Sub, Inc. and the Company) and during the four years immediately preceding the date on which a determination is made of the shareholders who are entitled to take any such action; and

     (ii) no holder shall be entitled to exercise more than one vote on any such matter in respect of any Common Share if the aggregate voting power such holder otherwise would be entitled to exercise as of the date of such a determination (disregarding the voting power of any Common Shares held by such holder on August 20, 1985 or acquired by such holder in a transaction not involving any change in beneficial ownership by reason of Section 2(c) of this Division II) would constitute one-fifth or more of the voting power of the Company and the holders of the Common Shares have not authorized the ownership of Common Shares by such person as and to the extent contemplated by Article Seventh hereof.
     (b) A change in beneficial ownership of an outstanding Common Share shall be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of such Common Share, (2) investment power, which includes the power to direct the sale or other disposition of such Common Share, (3) the right to receive or retain the proceeds of any sale or other disposition of such Common Share, or (4) the right to receive any distributions, including cash dividends, in respect of such Common Share.
     (A) In the absence of proof to the contrary provided in accordance with the procedures referred to in Section 2(d) of this Division II, a change in beneficial ownership shall be deemed to have occurred whenever a Common Share is transferred of record into the name of any other person.
     (B) In the case of a Common Share held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established pursuant to the procedures referred to in Section 2(d) of this Division II that there has been no change in the person or persons who direct the exercise of the rights referred to in clauses (b)(1) through (b)(4) of Section 2 of this Division II with respect to such Common Share during the period of four years immediately preceding the date on which a determination is made of the shareholders who are entitled to take any action, then a change in beneficial ownership shall be deemed to have occurred during such period.
     (C) In the case of a Common Share held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act as in effect in any state, a change in beneficial ownership shall be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting or in such trustee, agent, guardian or custodian.
     (D) In the case of Common Shares beneficially owned by a person or group of persons who, after acquiring directly or indirectly the beneficial ownership of five percent of the outstanding Common Shares, failed to notify the Company of such ownership, a change in beneficial ownership of such Common Shares shall be deemed to occur on each day while such failure continues.

     (c) Notwithstanding anything in this Section 2 of this Division II to the contrary, no change in beneficial ownership shall be deemed to have occurred solely as a result of:
     (1) any event that occurred prior to August 20, 1985 or pursuant to the terms of any contract (other than a contract for the purchase and sale of Common Shares contemplating prompt settlement), including contracts providing for options, rights of first refusal and similar arrangements in existence on such date to which any holder of Common Shares is a party;
     (2) any transfer of any interest in a Common Share pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for. the purpose of circumventing this Article Fourth;
     (3) any change in the beneficiary of any trust, or any distribution of a Common Share from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specific age, or the creation or termination of any guardianship or custodial arrangement;
     (4) any appointment of a successor trustee, agent, guardian or custodian with respect to a Common Share if neither such successor has nor its predecessor had the power to vote or to dispose of such Common Share without further instructions from others;
     (5) any change in the person to whom dividends or other distributions in respect of a Common Share are to be paid pursuant to the issuance or modification of a revocable dividend payment order; or
     (6) any issuance of a Common Share by the Company or any transfer by the Company of a Common Share held in treasury unless otherwise determined by the Board of Directors at the time of authorizing such issuance, or transfer, including without limitation those Common Shares issued pursuant to the Transaction Agreement.
     (d) For purposes of Section 2 of this Division II, all determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Company or, at any time when a transfer agent is acting with respect to the Common Shares, by such transfer agent on the Company’s behalf. Written procedures designed to facilitate such determinations shall be established by the Company and refined from time to time. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Company and any transfer agent shall be entitled to rely on all information concerning beneficial ownership of the Common Shares coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Company nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of the Common Shares.

     (e) In the event of any stock split or stock dividend with respect to the Common Shares, each Common Share acquired by reason of such split or dividend shall be deemed to have been beneficially owned by the same person continuously from the same date as that on which beneficial ownership of the Common Share, with respect to which such Common Share was distributed, was acquired.
     SECTION 3. No reference to any matter in this Division II shall be deemed to entitle any shareholder of the Company the right to vote thereon, consent thereto, grant a waiver or release in respect thereof, or take any other action with respect thereto.
     SECTION 4. Each Common Share, whether at any particular time the holder thereof is entitled to exercise ten votes or one vote pursuant to Section 2 of this Division II, shall be identical to all other Common Shares in all respects, and together the Common Shares shall constitute a single class of shares of the Company.
     FIFTH. (a) Unless the conditions set forth in clauses (1) through (4) of this paragraph (a) are satisfied, the affirmative vote of the holders of 85% of all shares of the Company entitled to vote in elections of Directors, considered for the purposes of this Article Fifth as one class, shall be required for the adoption or authorization of a business combination (as hereinafter defined) with any other entity (as hereinafter defined) if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, the other entity is the beneficial owner, directly or indirectly, of more than 30% of the outstanding shares of the Company entitled to vote in elections of Directors, considered for the purposes of this Article Fifth as one class. The 85% voting requirement set forth in the foregoing sentence shall not be applicable if:
     (1) The cash, or fair market value of other consideration, to be received per share by holders of Common Shares of the Company in the business combination is at least an amount equal to (A) the highest per share price paid by the other entity in acquiring any of its holdings of the Common Shares of the Company plus (B) the aggregate amount, if any, by which 5% per annum of the per share price exceeds the aggregate amount of all dividends paid in cash, in each case since the date on which the other entity acquired the 30% interest;
     (2) After the other entity has acquired a 30% interest and prior to the consummation of the business combination: (A) the other entity shall have taken steps to ensure that the Company’s Board of Directors included at all times representation by continuing director(s) (as hereinafter defined) proportionate to the shareholdings of the public holders of Common Shares of the Company not affiliated with the other entity (with a continuing director to occupy any resulting fractional board position); (B) the other entity shall not have acquired any newly issued shares, directly or indirectly, from the Company (except upon conversion of convertible securities acquired by it prior to obtaining a 30% interest or as a result of a pro rata share dividend or share split); and (C) the other entity shall not have acquired any additional outstanding Common Shares of the Company or securities convertible into Common Shares except as a part of the transaction that resulted in the other entity’s acquiring its 30% interest;

     (3) The other entity shall not have (A) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Company or (B) made any major change in the Company’s business or equity capital structure without in either case the approval of at least a majority of all the directors and at least two-thirds of the continuing directors, in either case prior to the consummation of the business combination; and
     (4) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall have been mailed to public shareholders of the Company for the purpose of soliciting shareholder approval of the business combination and shall have contained at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination that the continuing directors, or any of them, may choose to state and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of the business combination, from the point of view of the remaining public shareholders of the Company (the investment banking firm to be selected by a majority of the continuing directors and to be paid a reasonable fee for their services by the Company upon receipt of the opinion).
The provisions of this Article Fifth shall also apply to a business combination with any other entity that at any time has been the beneficial owner, directly or indirectly, of more than 30% of the outstanding shares of the Company entitled to vote in elections of Directors, considered for the purposes of this Article Fifth as one class, notwithstanding the fact that the other entity has reduced its shareholdings below 30% if, as of the record date for the determination of shareholders entitled to notice of and to vote on the business combination, the other entity is an “affiliate” of the Company (as hereinafter defined).
     (b) As used in this Article Fifth, (1) the term “other entity” shall include any corporation, person, or other entity and any other entity with which it or its “affiliate” or “associate” (as defined below) has any agreement, arrangement, or understanding, directly or indirectly, for the purpose of acquiring, holding, voting, or disposing of shares of the Company, or that is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, together with the successors and assigns of those persons in any transaction or series of transactions not involving a public offering of the Company’s shares within the meaning of the Securities Act of 1933; (2) another entity shall be deemed to be the beneficial owner of any shares of the Company that the other entity (as defined above) has the right to acquire pursuant to any agreement or upon exercise of conversion rights, warrants, or options, or otherwise; (3) the outstanding shares of any class of the Company shall include shares deemed owned through application of clause (2) above but shall not include any other shares that may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants, or options, or otherwise; (4) the term “business combination” shall include (A) the sale, exchange, lease, transfer, or other disposition by the Company of all, or substantially all, of its assets or business to any other entity, (B) the consolidation of the Company with or its merger into any other entity, (C) the merger into the Company of any other entity, and (D) a “combination” or “majority share acquisition” in which the Company is the “acquiring corporation” (as those terms are defined in Section 1701.01 of the Ohio Revised Code or any similar provision hereafter enacted) and its voting shares are issued or transferred to any other entity or to shareholders of any other entity, and the term “business combination” shall also include any agreement, contract, or other arrangement with another entity providing for any of the transactions described in (A) through (D) of this clause (4); (5) the term “continuing director” shall mean either a person who was a member of the Board of Directors of the Company elected by the public shareholders prior to the time when the other entity acquired in excess of 5% of the shares of the Company entitled to vote in the election of Directors, considered for the purposes of this Article Fifth as one class, or a person recommended to succeed a continuing director or by a majority of the continuing directors; and (6), for the purposes of clause (a)(1) of this Article Fifth, the term “other consideration to be received” shall mean Common Shares of the Company retained by its existing public shareholders in the event of a business combination with the other entity in which the Company is the surviving corporation.
     (c) A majority of the continuing directors shall have the power and duty to determine for the purposes of this Article Fifth, on the basis of information known to them, whether (1) the other entity beneficially owns more than 30% of the outstanding shares of the Company entitled to vote in the election of Directors, (2) another entity is an “affiliate” or “associate” (as defined above) of another, or (3) another entity has an agreement, arrangement, or understanding with another.
     (d) No amendment to the Articles of Incorporation of the Company shall amend; alter, change, or repeal any of the provisions of this Article Fifth unless the amendment effecting such amendment, alteration, change, or repeal receives the affirmative vote of the holders of 85% of all shares of the Company entitled to vote in the election of Directors, considered for the purposes of this Article Fifth as one class, except that this paragraph (d) shall not apply to, and the 85% vote shall not be required for, any amendment, alteration, change, or repeal recommended to the shareholders by the Board of Directors of the Company if the recommendation has been approved by at least a majority of all of the directors and by at least two-thirds of the continuing directors.
     (e) Nothing contained in this Article Fifth shall be construed to relieve any other entity from any fiduciary obligation imposed by law.
     SIXTH. Section 1701.831 of the Ohio Revised Code shall not apply to “control share acquisitions” of shares of the Company so long as Article Seventh hereof is in effect.
     SEVENTH. The Control Share Acquisition provisions applicable to the shares of the Company, in lieu of those contained in Section 1701.831 of the Ohio Revised Code, are set forth in this Article Seventh.
     (A) As used in this Article Seventh:
     (1) (a) “Control Share Acquisition” means the acquisition, directly or indirectly, by any Person (as hereinafter defined) of shares of the Company (other than in accordance with the provisions of paragraph (1)(b) of this Section (A)) that, when added to all other shares of the Company in respect of which that person, directly or indirectly, may exercise or direct the exercise of voting power as provided herein, would entitle such Person, immediately after the acquisition, directly or indirectly, to exercise or direct the exercise of the voting power in the election of Directors of the Company of a number of the outstanding shares of the Company (as distinguished from the number of votes to which the holder of such shares is entitled) within any of the following ranges (each a “Range”):
     (i) One-fifth or more but less than one-third of such outstanding shares,
     (ii) One-third or more but less than a majority of such outstanding shares, and
     (iii) A majority or more of such outstanding shares.
For the purposes of this definition, a bank, broker, nominee, trustee, or other person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article Seventh shall, however, be deemed to have voting power only of shares in respect of which that person would be able to exercise or direct the exercise of votes without further instruction from others on the proposed Control Share Acquisition at the meeting of shareholders called under this Article Seventh.
     (b) The acquisition of any shares of the Company does not constitute a Control Share Acquisition for the purposes of this Article Seventh if the acquisition is consummated:
     (i) Prior to August 28, 1991;
     (ii) Pursuant to a contract existing prior to August 28, 1991;
     (iii) Under such circumstances that the acquisition does not result in the Person’s being entitled, immediately thereafter and for the first time, to exercise or direct the exercise of voting power in the election of Directors of a number of outstanding shares within the Range of one-fifth or more but less than one-third of such outstanding shares or within a Range higher than the Range applicable prior to the acquisition;
     (iv) By bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this Article Seventh;
     (v) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this Article Seventh; or
     (vi) Pursuant to a merger, consolidation, combination, or majority share acquisition adopted or authorized by shareholder vote in compliance with the provisions of Section 1701.78 or 1701.79 of the Ohio Revised Code if the Company is the surviving or new corporation in the merger or consolidation or is the acquiring corporation in a combination or majority share acquisition.
The acquisition by any Person of shares of the Company in a manner described under this paragraph (1)(b) of this Section (A) shall be deemed a Control Share Acquisition authorized pursuant to this Article Seventh within the Range applicable after the acquisition, provided, in the case of an acquisition in a manner described under clause (1)(b)(iv) or (v) of this Section (A), the transferor of shares to that Person had previously obtained any authorization of shareholders required under this Article Seventh or under Section 1701.831 of the Ohio Revised Code in connection with that transferor’s acquisition of shares of the Company.
     (c) The acquisition of shares of the Company in good faith and not for the purpose of circumventing this Article Seventh from any Person whose Control Share Acquisition had previously been authorized by shareholders, or from any Person whose previous acquisition of shares would have constituted a Control Share Acquisition but for paragraph (1)(b) of this Section (A), does not constitute a Control Share Acquisition unless that acquisition entitles the acquiring Person, directly or indirectly, to exercise or direct the exercise of voting power in the election of Directors of the Company of a number of shares in excess of the Range authorized by the shareholders or defined to be authorized under paragraph (1)(b) of this Section (A).
     (2) “Person” includes, without limitation, a natural person, a corporation (whether nonprofit or for profit), a partnership, a limited liability company, an unincorporated society or association, and two or more persons having a joint or common interest.
     (3) “Acquiring Person” means any Person who has delivered an Acquiring Person Statement to the Company pursuant to Section (B) of this Article Seventh.
     (4) “Acquiring Person Statement” means a written statement that complies with Section (B) of this Article Seventh.
     (5) “Interested Shares” means the shares of the Company in respect of which any of the following persons may exercise or direct the exercise of the voting power of the Company in the election of Directors;
     (a) An Acquiring Person;
     (b) Any officer of the Company elected or appointed by the Directors, provided, however, that shares which, as of the record date of any special meeting held pursuant to this Article Seventh, have been owned beneficially by such person for four or more years shall not be deemed to be “Interested Shares” for purposes of any vote at such meeting;
     (c) Any employee of the Company who is also a Director, provided, however, that shares which, as of the record date of any special meeting held pursuant to this Article Seventh, have been owned beneficially by such person for four or more years shall not be deemed to be “Interested Shares” for purposes of any vote at such meeting; and
     (d) Any Person that acquires such shares for valuable consideration during the period beginning with the date of the first public disclosure of a proposed Control Share Acquisition of the Company or any proposed merger, consolidation, or other transaction that would result in a change in control of the Company or all or substantially all of its assets, and ending on the record date established by the directors pursuant to Section 1701.45 of the Ohio Revised Code and Section (D) of this Article Seventh, if either of the following applies:

     (i) The aggregate consideration paid or given by the Person who acquired the shares, and any other Persons acting in concert with the Person, for all such shares exceeds two hundred fifty thousand dollars;
     (ii) The number of shares acquired by the Person who acquired the shares, and any other Persons acting’ in concert with the Person, exceeds one-half of one per cent of the outstanding shares of the Company entitled to vote in the election of Directors.
     (e) Any Person that transfers such shares for valuable consideration after the record date described in paragraph 5(d) of this Section (A) as to shares so transferred, if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.
     (2) If any part of this division is held to be illegal or invalid in application, the illegality or invalidity does not affect any legal and valid application thereof or any other provision or application of this Article Seventh that can be given effect without the invalid or illegal provision, and the parts and applications of this Article Seventh are severable.
     (B) Any Person who proposes to make a Control Share Acquisition, or seeks to exercise one-fifth or more of the voting power of the Company under paragraph (a) of Division II of Article Fourth hereof, shall deliver an Acquiring Person Statement to the Company’s principal executive offices. The Acquiring Person Statement shall set forth all of the following to the extent appropriate to the authorization such Person is seeking:
     (1) The identity of the Acquiring Person;
     (2) A statement that the Acquiring Person Statement is given pursuant to this Article Seventh;
     (3) The number and class of shares of the Company owned, directly or indirectly, by the Acquiring Person and the date or dates when such shares were acquired;
     (4) The Range under which the proposed Control Share Acquisition would; if consummated, fall;
     (5) A description in reasonable detail of the terms of the proposed Control Share Acquisition; and
     (6) Representations of the Acquiring Person, together with a statement in reasonable detail of the facts upon which they are based, that the proposed Control Share Acquisition, if consummated, will not be contrary to law and that the Acquiring Person has the financial capacity to make the proposed Control Share Acquisition.
     (C) Within ten days after receipt of an Acquiring Person Statement that complies with Section (B) of this Article Seventh, the Directors of the Company shall call a special meeting of shareholders of the Company for the purpose of voting on the proposed Control Share Acquisition. Unless the Acquiring Person agrees in writing to another date, the special meeting of shareholders shall be held within fifty days after receipt by the Company of the Acquiring Person Statement. If the Acquiring Person so requests in writing at the time of delivery of the Acquiring Person Statement, the special meeting shall be held no sooner than thirty days after receipt by the Company of the Acquiring Person Statement. The special meeting of shareholders shall not be held later than any other special meeting that is called, after receipt by the Company of the Acquiring Person Statement, in compliance with Section 1701.76, 1701.78, 1701.79 or 1701.83 of the Ohio Revised Code or this Article Seventh.
     (D) Notice of the special meeting of shareholders shall be given, as promptly as reasonably practicable, to all shareholders of record, whether or not entitled to vote thereat, as of the record date fixed for the meeting. The notice shall include or be accompanied by the following:
     (1) A copy of the Acquiring Person Statement delivered to the Company pursuant to this Article Seventh; and
     (2) A statement by the Company, authorized by its Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition.
     (E) The Acquiring Person may make the proposed Control Share Acquisition if both of the following occur:
     (1) The shareholders of the Company who hold shares entitling them to vote in the election of Directors authorize the acquisition at the special meeting held for that purpose at which a quorum is present by an affirmative vote of a majority of the voting power of the Company in the election of Directors represented at such meeting in person or by proxy and a majority of the portion of such voting power excluding the voting power of Interested Shares represented at the meeting in person or by proxy. A quorum shall be deemed to be present at such meeting if at least a majority of the voting power of the Company in the election of Directors is represented at the meeting in person or by proxy.
     (2) The acquisition is consummated, in accordance with the terms so authorized, not later than three hundred sixty days following shareholder authorization of the Control Share Acquisition.
     (F) As provided in Section 1701.48 of the Ohio Revised Code, no proxy appointed by or in connection with a shareholder authorization of a Control Share Acquisition is valid if it (1) provides that it is irrevocable or (2) is sought, appointed, and received other than (a) in accordance with all applicable requirements of the laws of the State of Ohio and of the United States and (b) separate and apart from the sale or purchase, contract or tender for sale or purchase, or request or invitation for tender for sale of purchase, of shares of the Company.
     (G) Shares acquired in violation of this Article Seventh shall be subject to restrictions on transfer of such shares and such other provisions as may be contained in the Regulations of the Company.

     EIGHTH. No holder of shares of the Company of any class, as such, shall have any pre-emptive right to purchase or subscribe for shares of the Company, of any class, or other securities of the Company, of any class, whether now or hereafter authorized. No holder of shares of the Company of any class, as such, shall have any right to cumulate the voting power in respect of those shares in the election of Directors, and the right to cumulate the voting power of the holder as provided in Section 1701.55 of the Ohio Revised Code is hereby specifically denied to all holders of shares of any class of the Company.
     NINTH. Subject to the last sentence of this Article NINTH, in an election of Directors, a candidate shall be elected only if the votes cast for the candidate exceed the votes cast against the candidate. Abstentions shall not be counted as votes cast for or against a candidate. Notwithstanding the foregoing, if the Directors determine that the number of candidates exceeds the number of Directors to be elected, then in that election, the nominees receiving the greatest number of votes shall be elected.
     TENTH. The Company, by action of its directors and without action by its shareholders, may purchase its own shares in accordance with the provisions of Chapter 1701 of the Ohio Revised Code. Such purchases may be made either in the open market or at public or private sale, in such manner and amounts of any one class or any combination of classes, from such holder or holders of outstanding shares of the Company, and at such prices as the directors shall from time to time determine without regard to differences among the classes in price and other terms under which shares may be purchased or in relative number of shares that may be available for purchase.
     ELEVENTH. These Amended Articles of Incorporation supersede the existing Amended Articles of Incorporation of the Company.